Exhibit 10.2

Strictly Confidential

April 9, 2021

Purnanand Sarma, PhD

President and Chief Executive Officer

Immunome, Inc.

665 Stockton Dr #300

Exton, PA 19341

Dear Sarma:

We are pleased to confirm our mutual understanding regarding the retention of Ladenburg Thalmann & Co. Inc. (“Ladenburg”) by Immunome, Inc. its subsidiaries, affiliates, beneficiaries, successors, and assigns (collectively, the “Company”), subject to the terms and conditions of this agreement (the “Agreement”).

1.	Purpose of Engagement. Ladenburg will act as the Company’s exclusive placement agent in connection with a proposed private placement and sale by the Company of the Company’s common stock or preferred stock and/or warrants (the “Securities”) (the “Transaction”).

Ladenburg and the Company agree and acknowledge that this Agreement should not be construed as a firm commitment or guarantee of any Transaction. It is acknowledged and agreed that the decision to consummate a Transaction shall be subject to the approval of Ladenburg’s commitment committee, and furthermore shall be in the Company’s sole and absolute discretion. Ladenburg will not contact any potential investor about the Transaction without the Company’s prior written consent.

In order to facilitate Ladenburg’s efforts to effect a Transaction, during the period of the engagement of Ladenburg hereunder, the Company shall not authorize any other party to act on the Company’s behalf with respect to any Transaction.

2.	Term of Engagement. Unless earlier terminated by the Company pursuant to this Paragraph 2, the term of our engagement hereunder shall be for a period commencing on the date hereof and expiring on the earlier of (i) two (2) months from the date hereof or (ii) the final closing of a Transaction (the “Term”). The Company may terminate Ladenburg’s engagement prior to expiration of the Term, but termination does not affect the Company’s obligation to pay any fee pursuant to Paragraph 3 to the same extent as would have been payable absent such early termination. Notwithstanding any termination or expiration of this Agreement, the provisions of Paragraphs 3, 4, Exhibit A and Exhibit B which is attached hereto and incorporated herein, shall survive such termination or expiration.

3.	Compensation. In consideration for our services described above, Ladenburg shall be entitled to receive, and the Company agrees to pay Ladenburg a gross spread (the “Transaction Fee”) equal to 7.0% on proceeds received from new investors as well as select investors listed in Exhibit B in a Transaction completed during the term of Ladenburg’s engagement. In the event that there are no new investors brought into the Transaction by Ladenburg or there are other new investors in the Transaction but the Transaction Fee does not equal at least $200,000, then the Company will pay Ladenburg a minimum fee of $200,000.

Ladenburg Thalmann & Co. Inc.

640 Fifth Avenue, 4th floor

New York, New York 10172

MEMBER NYSE, NYSE American, FINRA, SIPC

Immunome, Inc.
4 /9//2021

4.	Reimbursement of Expenses. In addition to the fees described in Paragraph 3 above, the Company agrees to reimburse Ladenburg promptly, upon request from time to time, for all reasonable, out-of-pocket expenses incurred by Ladenburg up to a maximum amount of $25,000 (including travel, databases, fees and disbursements of counsel, and of other consultants and advisors retained by Ladenburg, etc.) in connection with the matters contemplated by this Agreement (collectively, the “Expenses”). In the event that the Transaction is not consummated, the Company agrees to reimburse Ladenburg for such Expenses in an amount not to exceed $10,000 in the aggregate.

We look forward to formalizing our business relationship. If the foregoing and the attached Exhibit A and Exhibit B correctly set forth our agreement, please execute the enclosed copy of this letter in the space provided and return it to us.

Very truly yours,

LADENBURG THALMANN & CO. INC.

By:	/s/ Vlad Ivanov
Name:	Vlad Ivanov
Title:	Managing Director

Confirmed and agreed to this 9th day of April 2021.

IMMUNOME, INC.

By:	/s/ Purnanand Sarma, PhD
Name:	Purnanand Sarma, PhD
Title:	President and Chief Executive Officer

Immunome, Inc.
4 /9//2021

EXHIBIT A

(A)	Representations of the Company. The Company hereby represents and warrants that (i) any and all information supplied hereunder to Ladenburg in connection with any and all services to be performed hereunder by Ladenburg for and on behalf of the Company shall be true, complete and correct in all material respects as of the date of such dissemination and shall not fail to state a material fact necessary to make any of such information not misleading, (ii) all historical financial data provided to Ladenburg will be prepared in accordance with generally accepted accounting principles and practices then in effect in the United States and will fairly present in all material respects the financial condition and results of operations of the Company and (iii) any forecasted financial, market or industrial information provided to Ladenburg will be prepared in good faith with a reasonable basis for the assumptions and the conclusions reached therein. The Company hereby acknowledges that the ability of Ladenburg to adequately provide services as described herein is dependent upon the prompt dissemination of accurate, correct and complete information to Ladenburg. The Company further represents and warrants hereunder that this Agreement and the transaction contemplated hereunder have been duly and validly authorized by all requisite corporate action; that the Company has the full right, power and capacity to execute, deliver and perform its obligations hereunder; and that this Agreement, upon execution and delivery of the same by the Company, will represent the valid and binding obligation of the Company enforceable in accordance with its terms. In addition, the Company agrees that it will notify Ladenburg promptly if any of the foregoing representations cease to be accurate at any time during the period of Ladenburg’s engagement hereunder. The representations and warranties set forth herein shall survive the termination or expiration of this Agreement.

(B)	Indemnification. The Company hereby agrees to indemnify and hold Ladenburg, its officers, directors, principals, employees, affiliates, shareholders and members, and their successors and assigns, harmless from and against any and all loss, claim, damage, liability, deficiencies, actions, suits, proceedings, costs and legal expenses or expense whatsoever (including, but not limited to, reasonable legal fees and other expenses and reasonable disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition) (collectively, "Losses") arising out of, based upon, or in any way related or attributed to (i) any breach of a representation, warranty or covenant by the Company contained in this Agreement or (ii) any activities or services performed hereunder by Ladenburg, unless it is finally judicially determined in a court of competent jurisdiction that such Losses were the primary and direct result of the intentional misconduct or gross negligence of Ladenburg in performing the services hereunder.

If Ladenburg receives written notice of the commencement of any legal action, suit or proceeding with respect to which the Company is or may be obligated to provide indemnification pursuant to this Section (B), Ladenburg shall, within thirty (30) days of the receipt of such written notice, give the Company written notice thereof (a "Claim Notice"). Failure to give such Claim Notice within such thirty (30) day period shall not constitute a waiver by Ladenburg of its right to indemnity hereunder with respect to such action, suit or proceeding except and only to the extent that the Company forfeits rights or defenses by reason of such failure. Upon receipt by the Company of a Claim Notice from Ladenburg with respect to any claim for indemnification which is based upon a claim made by a third party ("Third Party Claim"), the Company may assume the defense of the Third Party Claim with counsel of its own choosing, as described below. Ladenburg shall cooperate in the defense of the Third Party Claim and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trial and appeals as may be reasonably required in connection therewith. Ladenburg shall have the right to employ its own counsel in any such action. The Company shall not satisfy or settle any Third Party Claim for which indemnification has been sought and is available hereunder, without the prior written consent of Ladenburg, which consent shall not be delayed and which shall not be required if Ladenburg is granted a release in connection therewith. The indemnification provisions hereunder shall survive the termination or expiration of this Agreement.

The Company further agrees, upon demand by Ladenburg, to promptly reimburse Ladenburg for, or pay, any Loss as to which Ladenburg has been indemnified herein with such reimbursement to be made currently as any Loss is incurred by Ladenburg. Notwithstanding the provisions of the aforementioned indemnification, any such reimbursement or payment by the Company of fees, expenses, or disbursements incurred by Ladenburg shall be repaid by Ladenburg in the event of any proceeding in which a final judgment (after all appeals or the expiration of time to appeal) is entered in a court of competent jurisdiction against Ladenburg based solely upon its gross negligence or intentional misconduct in the performance of its duties hereunder, and provided further, that the Company shall not be required to make reimbursement or payment for any settlement effected without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Immunome, Inc.
4 /9//2021

If for any reason the foregoing indemnification is unavailable or is insufficient to hold Ladenburg harmless, the Company agrees to contribute the amount paid or payable by Ladenburg in such proportion as to reflect not only the relative benefits received by the Company, as the case may be, on the one hand, and Ladenburg, on the other hand, but also the relative fault of the Company and Ladenburg as well as any relevant equitable considerations. In no event shall Ladenburg contribute in excess of the fees actually received by it pursuant to the terms of this Agreement.

For purposes of this Agreement, each officer, director, member, shareholder and employee or affiliate of Ladenburg and each person, if any, who controls Ladenburg (or any affiliate) within the meaning of either Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended, shall have the same rights as Ladenburg with respect to matters of indemnification by the Company hereunder.

(C)	Independent Contractor. It is expressly understood and agreed that Ladenburg shall, at all times, act as an independent contractor with respect to the Company and not as an employee or agent of the Company, and nothing contained in this Agreement shall be construed to create a joint venture, partnership, association or other affiliation, or like relationship, between the parties. It is specifically agreed that the relationship is and shall remain that of independent parties to a contractual relationship and that Ladenburg shall have no right to bind the Company in any manner. In no event shall either party be liable for the debts or obligations of the other except as otherwise specifically provided in this Agreement

(D)	Amendment. No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is evidenced by a written instrument, executed by the party against which such modification, waiver, amendment, discharge, or change is sought.

(E)	Notices. All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or transmitted by email transmission or on the third calendar day after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses herein above first mentioned or to such other address as any party hereto shall designate to the other for such purpose.

(F)	Entire Agreement. This Agreement contains all of the understandings and agreements of the parties with respect to the subject matter discussed herein. All other agreements between the parties hereto shall remain in full force and effect in accordance with their terms.

(G)	Severability. The invalidity, illegality or unenforceability of any provision or provisions of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect, nor will the invalidity, illegality or unenforceability of a portion of any provision of this Agreement affect the balance of such provision. In the event that any one or more of the provisions contained in this Agreement or any portion thereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

(H)	Construction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Company agrees that the sole and exclusive venue for any matters arising hereunder shall be the court of competent jurisdiction in New York County, New York and agrees to waive any objections to such venue. EACH OF LADENBURG AND THE COMPANY HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING, SUIT OR CLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

Immunome, Inc.
4 /9//2021

(I)	Binding Nature. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and assigns.

(J)	Counterparts. This Agreement may be executed in any number of counterparts, including facsimile signatures, which shall be deemed as original signatures. All executed counterparts shall constitute one Agreement, notwithstanding that all signatories are not signatories to the original or the same counterpart.

(K)	Attorneys’ Fees and Court Costs. If any party to this Agreement brings an action, directly or indirectly based upon this Agreement or the matters contemplated hereby against the other party, the prevailing party shall be entitled to recover, in addition to any other appropriate amounts, its reasonable costs and expenses in connection with such proceeding, including, but not limited to, reasonable attorneys’ fees and court costs.

(L)	Computer Virus. During the course of this engagement, Ladenburg may exchange electronic versions of documents and emails with you using commercially available software. Unfortunately, the technology community is occasionally victimized by the creation and dissemination of so-called viruses, or similar destructive electronic programs. Ladenburg takes the issues raised by these viruses seriously and has invested in document and email scanning software that identifies and rejects files containing known viruses. Ladenburg also updates its system with the software vendor’s most current releases at regular intervals.

By utilizing this virus scanning software, Ladenburg’s system may occasionally reject a communication you send. Ladenburg in turn may send you something that is rejected by your system. This infrequent occurrence is to be expected as part of the ordinary course of business.

Because the virus protection industry is generally one or two steps behind new viruses, Ladenburg cannot guarantee that its communications and documents will always be virus free. Occasionally, a virus will escape and go undetected as it is passed from system to system. Although Ladenburg believes its virus protection measures are excellent, it can make no warranty that its documents will be virus free at all times.

Please inform Ladenburg immediately in the event a virus enters your company’s system via any electronic means originating from Ladenburg. Through cooperative efforts, disruption to communications can be minimized.

(M)	Information Disclosure. Ladenburg agrees that all nonpublic information obtained in connection with its engagement will be held by it in strict confidence and will be used by it solely for the purposes of performing its obligations relating to its engagement, provided that nothing herein shall prevent Ladenburg from disclosing any such information (a) in accordance with an order of any court or administrative agency or in any pending legal or administrative proceeding, or (b) to the extent that such information (i) was or becomes publicly available other than by reason of disclosure by Ladenburg in violation of this Agreement or (ii) was or becomes available to Ladenburg from a source that is not known by Ladenburg to be subject to a confidentiality obligation to the Company. This undertaking shall automatically terminate two (2) years following the last to occur of the completion of a Transaction or termination of the engagement hereunder. Subject to the foregoing, Ladenburg may disclose any information when it is believed necessary for the conduct of its business, or where disclosure is required by law. For example, information may be disclosed for audit or research purposes, or to law enforcement and regulatory agencies to do such things as prevent fraud. Information may also be disclosed to affiliates. Ladenburg may make other disclosures of information as permitted by law.

Immunome, Inc.
4 /9//2021

(N)	Legal Services. While certain principals of Ladenburg are attorneys, Ladenburg is not, in any manner, providing legal services or legal advice to the Company. Furthermore, the Company agrees and acknowledges that Ladenburg is not an advisor as to tax, accounting or regulatory matters in any jurisdiction.

(O)	Securities Trading and Other Activities. Ladenburg is a full service securities firm engaged, directly or indirectly, in various activities, including securities trading, investment management, financing and brokerage activities. The Company agrees and acknowledges that in the ordinary course of these activities, Ladenburg and its affiliates may actively trade the debt or equity securities (or related derivative securities) of the Company and other companies which may be the subject of the engagement contemplated by this Agreement for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities. The Company further agrees and acknowledges that Ladenburg and its affiliates also may from time to time perform various investment banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Company or the Transaction and nothing herein shall in any way limit Ladenburg’s, or its affiliates’, ability to provide such services.

(P)	No Fiduciary Duties. The Company represents that it is a sophisticated business enterprise that has retained Ladenburg for the limited purposes set forth in this Agreement, and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims any intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

(Q)	Regulatory Requirements. If necessary, the Company agrees to provide Ladenburg with information and supporting documentation to enable Ladenburg to comply with the requirements under Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 ("USA Patriot Act") (Public Law 107-56), the Financial Crimes Enforcement Network, and other regulations.

(R)	Marketing. Ladenburg shall have the ability to publicize (i.e., use of the Company logo in its marketing materials) its role in providing the Company with the services noted herein. Without Ladenburg's prior consent, the Company will not quote or refer to Ladenburg in any document, release or communication prepared, issued or transmitted by the Company, including any entity controlled by, or under common control with, the Company and any director, officer, employee or agent thereof.

Immunome, Inc.
4 /9//2021

EXHIBIT B

AMENDMENT NO. 1 TO

ENGAGEMENT AGREEMENT

THIS AMENDMENT NO. 1 TO ENGAGEMENT AGREEMENT, dated as of April 25, 2021 (this “Amendment”), is by and between Immunome, Inc., a Delaware corporation (the “Company”), and Ladenburg Thalmann & Co., Inc., a Delaware corporation (“Ladenburg”), a registered broker-dealer and member of the Financial Industry Regulatory Authority.

W I T N E S S E T H

WHEREAS, the parties hereto have heretofore entered into an Engagement Agreement, dated April 9, 2021 (the “Agreement”); and

WHEREAS, the Company and Ladenburg wish to amend the Agreement on the terms set forth herein.

NOW, THEREFORE, the parties hereto, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby agree to amend the Agreement as follows:

1.            Definitions; References; Continuation of Agreement. Unless otherwise specified herein, each term used herein that is defined in the Agreement shall have the meaning assigned to such term in the Agreement. Each reference to “hereof,” “hereto,” “hereunder,” “herein” and “hereby” and each other similar reference, and each reference to “this Agreement” and each other similar reference, contained in the Agreement shall from and after the date hereof refer to the Agreement as amended hereby. Except as amended hereby, all terms and provisions of the Agreement shall continue unmodified and remain in full force and effect.

2.            Amendments.

EXHIBIT A. The first paragraph of section (B) is hereby amended and restated to provide as follows:

“(B)      Indemnification.       The Company hereby agrees to indemnify and hold Ladenburg, its officers, directors, principals, employees, affiliates, shareholders, members and selected dealers, and their respective successors and assigns, harmless from and against any and all loss, claim, damage, liability, deficiencies, actions, suits, proceedings, costs and legal expenses or expense whatsoever (including, but not limited to, reasonable legal fees and other expenses and reasonable disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition) (collectively, “Losses”) arising out of, based upon, or in any way related or attributed to (i) any breach of a representation, warranty or covenant by the Company contained in this Agreement or (ii) any activities or services performed hereunder by Ladenburg, unless it is finally judicially determined in a court of competent jurisdiction that such Losses were the primary and direct result of the intentional misconduct or gross negligence of Ladenburg in performing the services hereunder.”

3.            Counterparts. This Amendment may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature on this Agreement is delivered by facsimile transmission or by e-mail delivery (including “.pdf” format data file or any electronic signature complying with the U.S. federal ESIGN Act of 2000, for example, www.docusign.com), such signature shall create a legally valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

4.            Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without the application of any conflicts of law provisions that would require or permit the application of the laws of any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed on the date first above written.

IMMUNONE, INC.

By:	/s/ Purnanad Sarma, PhD
Purnanand Sarma, PhD
President and Chief Executive Officer

Ladenburg Thalmann & Co., Inc.

By:	/s/ Vlad Ivanov
Vlad Ivanov
Managing Director